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                                                                    EXHIBIT 99.3




                        Form of Exchange Agent Agreement




The Bank of New York
101 Barclay Street, 21 West
New York, New York 10286


Ladies and Gentlemen:


         AGL Capital Trust, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), proposes to make an offer (the "Exchange Offer") to exchange its 8.17% Series A Capital Securities (Liquidation Amount $1,000 per Capital Security) (the "Original Capital Securities") for its 8.17% Series B Capital Securities (Liquidation Amount $1,000 per Capital Security) (the "Exchange Capital Securities"). All of the beneficial interests represented by common securities of the Trust are owned by AGL Resources Inc., a Georgia corporation ("AGL Resources"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated ______________, 1997 (the "Prospectus"), to be distributed to all record holders of the Original Capital Securities. The Original Capital Securities and the Exchange Capital Securities are collectively referred to herein as the "Securities."

         The Trust hereby appoints The Bank of New York to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York.

         The Exchange Offer is expected to be commenced by the Trust on or about __________, 1997. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Original Capital Securities to accept the Exchange Offer and contains instructions with respect to (i) the delivery of certificates for Original Capital Securities tendered in connection therewith and (ii) the book-entry transfer of the tendered Original Capital Securities to the Exchange Agent's account.

         The Exchange Offer shall expire at 5:00 P.M., New York City time, on __________, 1997 or on such later date or time to which AGL Resources or the Trust may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, AGL
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Resources and the Trust expressly reserve the right in their sole and absolute discretion to extend the Exchange Offer from time to time by giving oral (to be confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

         AGL Resources and the Trust expressly reserve the right in their sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Original Capital Securities for exchange, (ii) to terminate the Exchange Offer (whether or not any Original Capital Securities have theretofore been accepted for exchange) if the Trust determines, in its sole and absolute discretion, that any of the events or conditions referred to under the caption "The Exchange Offer--Conditions to the Exchange Offer" in the Prospectus have occurred or exist or have not been satisfied, and (iii) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. The Trust will give oral (confirmed in writing) or written notice of any amendment, termination, or waiver under the Exchange Offer and of nonacceptance of Original Capital Securities to you promptly after any amendment, termination, waiver or nonacceptance.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

         1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

         2. You will establish an account with respect to the Original Capital Securities at The Depository Trust Company (the "DTC") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the DTC's system may make book-entry delivery of the Original Capital Securities by causing the DTC to transfer such Original Capital Securities into your account in accordance with the DTC's procedure for such transfer.

         3. You are to examine each of the Letters of Transmittal and certificates for Original Capital Securities (or confirmation of book-entry transfer into your account at the DTC), any Notice of Guaranteed Delivery and any other documents delivered or mailed to you by or for holders of the Original Capital Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Original Capital Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Original Capital Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.


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         4. With the approval of any Administrative Trustee of the Trust or any person designated in writing by AGL Resources (a "Designated Officer") (such approval, if given orally, to be confirmed in writing) or any other party designated by any such Administrative Trustee or Designated Officer in writing, you are authorized to waive any irregularities in connection with any tender of Original Capital Securities pursuant to the Exchange Offer.

         5. Tenders of Original Capital Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer--Procedures for Tendering Original Capital Securities," and Original Capital Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

         Notwithstanding the provisions of this paragraph 5, Original Capital Securities which any Administrative Trustee of the Trust or Designated Officer of AGL Resources shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

         6. You shall advise the Trust and AGL Resources with respect to any Original Capital Securities received subsequent to the Expiration Date and accept their instructions with respect to disposition of such Original Capital Securities.

         7. You shall accept tenders:

            (a) in cases where the Original Capital Securities are registered in two or more names only if signed by all named holders;


            (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of such person's authority so to act is submitted; and


            (c) from persons other than the registered holder of Original Capital Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

            You shall accept partial tenders of Original Capital Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Original Capital Securities to the transfer agent for split-up and return any untendered Original Capital Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

         8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Trust will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Original Capital Securities properly tendered and you, on behalf of the Trust, will exchange such Original Capital Securities for Exchange Capital Securities and cause such Original Capital Securities to be canceled. Delivery of Exchange Capital Securities will be


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made on behalf of the Trust by you at the rate of $1,000 in Liquidation Amount of Exchange Capital Securities (one Exchange Capital Security) for each $1,000 in Liquidation Amount of the corresponding series of Original Capital Securities (one Original Capital Security) tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Original Capital Securities by the Trust; provided, however, that in all cases, Original Capital Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Original Capital Securities (or confirmation of book-entry transfer into your account at the DTC), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. You shall issue Exchange Capital Securities only in a Liquidation Amount of $1,000 (one Exchange Capital Security) or any integral multiple of $1,000 in excess thereof. Original Capital Securities may be tendered in whole or in part in a Liquidation Amount of $100,000 (100 Original Capital Securities) and integral multiples of $1,000 in excess thereof, provided that if any holder tenders Original Capital Securities for exchange in part, the Liquidation Amount of the untendered Original Capital Securities must not be less than $100,000 (100 Original Capital Securities).

         9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Original Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

         10. The Trust shall not be required to exchange any Original Capital Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Trust not to exchange any Original Capital Securities tendered shall be given orally (and confirmed in writing) or in writing by the Trust to you.

         11. If, pursuant to the Exchange Offer, the Trust does not accept for exchange all or part of the Original Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Conditions to the Exchange Offer" or otherwise, you shall promptly after the expiration or termination of the Exchange Offer return those certificates for unaccepted Original Capital Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons or entities who deposited them.

         12. All certificates for reissued Original Capital Securities, unaccepted Original Capital Securities or for Exchange Capital Securities shall be forwarded by (a) first-class certified mail, return receipt requested, under a blanket surety bond protecting you, AGL Resources and the Trust from loss or liability arising out of the non-receipt or non-delivery of such certificates,
(b) by registered mail insured separately for the replacement value of each of such certificates, or (c) by appropriate book-entry transfer.




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         13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

         14. As Exchange Agent hereunder you:

             (a) shall have no duties or obligations other than those specifically set forth in the section of the Prospectus captioned "The Exchange Offer," the Letter of Transmittal or herein or as may be subsequently agreed to in writing by you and the Trust;

             (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Original Capital Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

             (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

             (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

             (e) may reasonably act upon any tender, statement, request, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

             (f) may rely on and shall be protected in acting upon written or oral instructions from any Administrative Trustee of the Trust or from any Designated Officer of AGL Resources;

             (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

             (h) shall not advise any person tendering Original Capital Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Original Capital Securities.




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         15. You shall take such action as may from time to time be requested by the Trust or its counsel or any Designated Officer of AGL Resources (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Trust or AGL Resources, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Trust will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Trust, Attention: J. Michael Riley.

         16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to J. Michael Riley of the Trust, and such other person or persons as the Trust or AGL Resources may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Original Capital Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Trust or AGL Resources or any such other person or persons upon oral request made from time to time on or prior to the Expiration Date of such other information as it or such person reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Trust or AGL Resources and such person as the Trust or AGL Resources may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Trust or AGL Resources shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Original Capital Securities tendered and the aggregate principal amount of Original Capital Securities accepted and deliver said list to the Trust promptly after the Expiration Date.

         17. Any Letters of Transmittal and Notices of Guaranteed Delivery which are received by the Exchange Agent shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Trust at the address set forth below for notices.

         18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by AGL Resources, the Trust, or any of its or their subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.




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         19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto.

         20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

         21. (a)      The Trust covenants and agrees to indemnify and hold you
harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Original Capital Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Original Capital Securities; provided, however, that the Trust shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence or willful misconduct. In no case shall the Trust be liable under this indemnity with respect to any claim against you unless the Trust shall be notified by you, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Trust shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Trust so elects, the Trust may assume the defense of any suit brought to enforce any such claim. In the event that the Trust shall assume the defense of any such suit or threatened action in respect of which indemnification may be sought hereunder, the Trust shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as you consent to the Trust's retention of counsel, which consent may not be unreasonably withheld; provided that the Trust shall not be entitled to assume the defense of any such action if the named parties to such action include both the Trust and you and representation of both parties by the same legal counsel would, in the written opinion of counsel to you, be inappropriate due to actual or potential conflicting interests between you and the Trust. It is understood that the Trust shall not be liable under this paragraph for the fees and expenses of more than one legal counsel for you. In the event that the Trust shall assume the defense of any such suit, the Trust shall not thereafter be liable for the fees and expenses of any counsel retained by you.

             (b) You agree that, without the prior written consent of the Trust (which consent shall not be unreasonably withheld), you will not settle, compromise or consent to the entry of any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not you or the Trust or any of its trustees, or controlling persons is an actual or potential party to such claim,




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action or proceeding). Without limiting the generality of the foregoing, it is understood and agreed that the Trust may withhold such consent if such settlement, compromise or consent does not include an unconditional release of the Trust and its trustees and controlling persons from all liability arising out of such claim, action or proceeding.

         22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Trust understands that you are required in certain instances to deduct 31% with respect to distributions paid on the Exchange Capital Securities and proceeds from the sale, exchange, redemption or retirement of the Exchange Capital Securities from holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

         23. You shall notify the Trust of the amount of any transfer taxes payable solely in respect of the exchange of Original Capital Securities for Exchange Capital Securities in the Exchange Offer and, upon receipt of written approval from the Trust, you shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of such exchange of Original Capital Securities, your check in the amount of all transfer taxes so payable, and the Trust shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Original Capital Securities; provided, however, that you shall reimburse the Trust for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

         24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

         25. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.




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         28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

         If to the Trust:


                           AGL Capital Trust
                           c/o AGL Resources Inc.
                           303 Peachtree Street, N.E.
                           Atlanta, Georgia 30308
                           Facsimile: (404) 584-3945
                           Attention: J. Michael Riley


         If to the Exchange Agent:


                           The Bank of New York
                           101 Barclay Street, 21 West
                           New York, New York 10286
                           Telephone: ___________________
                           Facsimile: ____________________
                           Attention: ____________________

         29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Trust any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

         30. This Agreement shall be binding and effective as of the date hereof.






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         Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.


AGL CAPITAL TRUST



By:
   -----------------------------
   Name:  J. Michael Riley
   Title: Administrative Trustee


Accepted as the date
first above written:


THE BANK OF NEW YORK as Exchange Agent



By:
   -----------------------------
   Name:
   Title:






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                                   SCHEDULE I

                                      FEES












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